Exhibit 99.1


    BioSphere Medical Reports First Quarter 2007 Financial Results

       Worldwide Revenues Increase 25% to a Record $6.58 Million

   Revenue Growth of 64% for Embolic Products used in Interventional
                               Oncology


    ROCKLAND, Mass.--(BUSINESS WIRE)--April 26, 2007--BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the first quarter of 2007 increased 25% to $6.58 million from total revenues of $5.27 million for the first quarter of 2006. In the first quarter of 2007, revenues in the United States were $4.61 million, compared to revenues of $3.63 million in the first quarter of 2006, an increase of 27%. Revenues outside of the United States were $1.97 million for the first quarter of 2007, compared to $1.64 million for the same period in 2006, an increase of 20%. Global sales of embolic products were $5.59 million in the first quarter of 2007, compared to $4.44 million in the first quarter of 2006, an increase of 26%.

    Gross margin was $4.49 million, or 68% of revenues, for the first quarter of 2007, compared to gross margin of $3.58 million, or 68% of revenues, for the first quarter of 2006.

    Operating expenses were $5.76 million for the first quarter of 2007, compared to $4.50 million for the first quarter of 2006. The increase in operating expenses was attributable to an expansion of the Company's marketing programs, an increase in its employee base, and stock-based compensation charges.

    The net loss applicable to common stockholders for the first quarter of 2007 was $1.17 million, or $0.07 per basic and diluted share. This compares with a net loss of $0.90 million, or $0.06 per basic and diluted share, for the first quarter of 2006. In the first quarter of 2007, the portion of net loss attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123 (R) was $0.35 million, or $0.02 per basic and diluted share, compared to a net loss of $0.18 million, or $0.01 per basic and diluted share, in the first quarter of 2006.

    At March 31, 2007, the Company had cash, cash equivalents and investments of $19.7 million.

    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "We followed a record 2006 with performance in the first quarter of 2007 that was highlighted by record total revenues, very good performance from our regions outside the United States, and strong results from our interventional oncology business worldwide."

    Significant highlights, activities and developments in the first quarter of 2007 and subsequent weeks include:

    --  Worldwide sequential revenue growth for the last six quarters.

    -- First quarter 2007 worldwide sales of embolics used in interventional gynecology (UFE) of $4.41 million, an increase of 18% from the first quarter of 2006, with United States sales of $3.55 million, an increase of 16%, and sales outside of the United States of $0.86 million, an increase of 29%, compared to the first quarter of 2006.

    -- First quarter 2007 worldwide sales of embolics used in interventional oncology of $1.18 million, an increase of 64% from the same period last year, with United States sales of $0.85 million, an increase of 75%, and sales outside of the United States of $0.33 million, an increase of 41%, compared to the first quarter of 2006.

    -- First quarter 2007 worldwide sales for BioSphere's embolic delivery systems increased 47% to $0.27 million from the first quarter of 2006. United States sales rose to $0.11 million from $0.09 million, an increase of 24%, while sales in markets outside of the United States increased 69% to $0.15 million, from the same period one year ago.

    -- A study published in The New England Journal of Medicine on January 25, 2007 concluded that, in women with symptomatic uterine fibroids, minimally invasive uterine fibroid embolization (UFE) shows an equivalent one-year quality-of-life benefit when compared to hysterectomy and myomectomy.

    -- A live-case and scientific presentation featuring BioSphere Medical's QuadraSphere(TM) Microspheres occurred at the 2007 International Symposium on Endovascular Therapy.

    -- A podium presentation and key abstracts related to BioSphere's embolic platform for the treatment of symptomatic uterine fibroids, liver cancer and arteriovenous malformations were accepted at the Society for Interventional Radiologists (SIR) 32nd Annual Scientific Meeting, which was held March 1-6, 2007 in Seattle, Washington. At this same event, data was also presented regarding the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) Foundation Uterine Fibroid Embolization Registry with respect to baseline population characteristics and technical aspects of the procedure.

    -- A study published in the February 2007 issue of the Journal of Vascular and Interventional Radiology concluded that over the long term, UFE using BioSphere Medical's Embosphere(R) Microspheres is safe and effective, with high levels of durable symptom control, improved health-related quality of life and patient satisfaction. The three-year outcomes reported in this study represent the longest UFE follow-up period for any of the currently marketed spherical embolics. Embosphere Microspheres were cited as the product used to treat symptomatic uterine fibroids in this study. Patients without intervention experienced significant improvement in symptoms such as bleeding, pelvic pain, and urinary problems, while reporting substantial improvement in their quality of life. This latest data further supports BioSphere's belief that in the majority of cases of symptomatic fibroids, UFE should be considered as a primary therapy that produces impactful and durable symptom relief.

    The Company will host its quarterly conference call today at 11:00 a.m. Eastern Time. The number to dial in to the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 5833529. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 p.m. ET today through 2:00 p.m. on May 10, 2007. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, and using access code 5833529, or you can visit the "Investor" section of our Company's web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties, which the Company believes have the potential for use in a variety of medical applications. BioSphere's principal focus is the application of its Embosphere Microsphere product for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products have continued to gain acceptance in this emerging procedure as well as in a number of other new and established medical treatments.

    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of UFE is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expectations for future growth and the effectiveness of UFE as compared with myomectomy and hysterectomy. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

    -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

    -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere Microspheres, for the treatment of UFE and its recently launched QuadraSphere Microspheres;

    -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

    -- the absence of, or delays and cancellations of, product orders;

    -- delays, difficulties or unanticipated costs in the introduction of new products;

    --  competitive pressures;

    -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

    --  general economic and market conditions; and

    --  the risk factors described in the section titled "Risk
        Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

    In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.


                       BioSphere Medical, Inc.
----------------------------------------------------------------------
                    SELECTED FINANCIAL INFORMATION

                CONSOLIDATED CONDENSED BALANCE SHEETS
              As of March 31, 2007 and December 31, 2006
                      (in thousands, unaudited)
----------------------------------------------------------------------

                                                March 31, December 31,
                                                  2007       2006
                                                --------- ------------
 ASSETS
  Cash, cash equivalents and investments        $ 19,650  $    22,119
  Accounts receivable, net                         4,189        4,082
  Inventories                                      2,877        2,830
  Prepaid expenses and other current assets        1,152          612
  Property and equipment, net                        998          929
  Goodwill                                         1,443        1,443
  Other assets                                        64           64
                                                --------- ------------

             Total assets                       $ 30,373  $    32,079
                                                ========= ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses         $  3,623  $     4,784
  Deferred revenue                                   208          229
  Capital lease obligations                           85          101
  Stockholders' equity                            26,457       26,965
                                                --------- ------------

             Total liabilities and stockholders'
              equity                            $ 30,373  $    32,079
                                                ========= ============


           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
          For the three months ended March 31, 2007 and 2006
         (in thousands, except per share amounts, unaudited)
----------------------------------------------------------------------

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                     2007      2006
                                                    --------  --------

 Revenues                                           $ 6,585   $ 5,269

 Costs and expenses:
  Cost of revenues                                    2,095     1,691
  Research and development                              661       452
  Sales                                               2,051     1,934
  Marketing                                           1,389       730
  General, administrative and patent costs            1,656     1,382
                                                    --------  --------

  Total costs and expenses                            7,852     6,189
                                                    --------  --------

 Loss from operations                                (1,267)     (920)
  Other income and expenses, net                        231       148
                                                    --------  --------

 Net loss                                            (1,036)     (772)

  Preferred stock dividends                            (136)     (129)
                                                    --------  --------

 Net loss applicable to common stockholders         $(1,172)  $  (901)
                                                    ========  ========

 Net loss per common share
  Basic and diluted                                 $ (0.07)  $ (0.06)
                                                    ========  ========

 Weighted average common shares outstanding
  Basic and diluted                                  17,537    15,955
                                                    ========  ========


    CONTACT: Company:
             BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             Executive Vice President and Chief Financial Officer
             OR
             Investor Relations:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608
             Senior Vice President